FIRST AMENDMENT TO
                           AMENDED AND RESTATED BYLAWS
                                       OF
                    INTERNATIONAL COMMERCIAL TELEVISION INC.


     THIS FIRST AMENDMENT (the "Amendment") to the Amended and Restated Bylaws (the "Bylaws") of International Commercial Television Inc., a Nevada corporation (the "Corporation"), hereby amends the Corporation's Bylaws, and is in addition to, and does not replace, the Bylaws of the Corporation, except as otherwise provided herein.

     1.   AMENDMENTS  TO  BYLAWS.
          ----------------------

          a. The first sentence of Section 3.2 is amended to read as follows:

          "The Board of Directors shall be composed of not less than one nor more than seven Directors."

     2.   EFFECT OF AMENDMENT.  This  Amendment  shall modify, but not supersede
          -------------------
the Bylaws of the Corporation. Except as specifically stated in this Amendment, each and every term, covenant and condition of the Bylaws shall remain in effect as if this Amendment did not exist, and shall govern the modified terms contained in this Amendment.

     Adopted by resolution of the Corporation's Board of Directors on the 18th day of September, 2001.



                                             /s/  Thomas  Woolsey
                                          ---------------------------------
                                          Thomas  Woolsey,  Secretary


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